UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 24, 2011

Date of Report (Date of earliest event reported)

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9001 Spectrum Center Blvd.

San Diego, CA 92123

(Address of Principal Executive Offices) (Zip Code)

(858) 836-5000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers.

Effective September 1, 2011, ResMed has appointed Robert Douglas, age 51, as our chief operating officer. Mr. Douglas will serve, together with our chairman and chief executive officer, Peter C. Farrell, PhD., in a newly-formed “office of the chief executive officer,” with full operational responsibility for ResMed and its subsidiaries.

Mr. Douglas previously served in the following roles with us:

•	President – Asia Pacific, and chief, global supply operations, since May 2011, responsible for global manufacturing and commercial distribution and sales operations in the Asia Pacific region;

•	Chief operating officer – Asia Pacific, from July 2008 to May 2011, with the same responsibilities described above;

•	Chief operating officer – Sydney, from 2005 to 2008, responsible for ResMed’s manufacturing and research and development;

•	Vice president of operations, from 2003 to 2005, responsible for ResMed’s manufacturing;

•	Vice president – bilevel division from 2002 to 2003; and

•	Vice president of corporate marketing from 2001 to 2003.

Mr. Douglas has an M.B.A. from Macquarie University, a bachelor’s degree with first class honors in electrical engineering and a B.Sc. in Computer Sciences from New South Wales University, Sydney. Mr. Douglas also sits on the board of directors of the Australian Science Media Centre, a nonprofit organization that facilitates media reporting of science. ResMed is a sponsor of the Australian Science Media Centre.

In connection with his promotion, ResMed has agreed to a compensation arrangement with Mr. Douglas, under which he will receive a base salary of $530,000 US dollars. He will be eligible for a cash bonus under our 2009 Incentive Award Plan, with a target of 80% of his base salary. Mr. Douglas will also be eligible for an equity award of 200,000 stock option equivalents, which will be granted to Mr. Douglas on or about the date of our annual meeting — scheduled for November 17, 2011 — on material terms described in the proxy statement we filed with the Securities & Exchange Commission on schedule 14A on September 30, 2010. He will also be eligible to receive executive benefits comparable to those of other executives, including health benefits, contributions to retirement plans in the form of superannuation or a 401k plan, relocation assistance and other benefits.

Item 8.01.	Other Events.

On August 24, 2011, our board of directors approved a new share repurchase program, authorizing us to acquire up to an aggregate of 20 million shares of our common stock. The program allows us to repurchase shares from time to time for cash in the open market, or in negotiated or block transactions, as market and business conditions warrant. As of August 24, 2011, the 20 million authorization amount represented approximately 13% of our outstanding common stock, excluding treasury shares we already hold.

This program cancels and replaces our previous share repurchase program, and the 20 million shares the new program authorizes us to purchase are in addition to the shares we repurchased before August 24, 2011 under our previous program. As of August 24, 2011, there were approximately 7.1 million remaining shares authorized for repurchase under the previous program, and this authorization was cancelled and replaced with the new program.

There is no expiration date for this program. All share repurchases after August 24, 2011 will be executed in accordance with this program, subject to future authorizations, if any. The shares repurchased will be classified as treasury stock pending future use.

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: August 30, 2011	RESMED INC.

	By:	/s/ David Pendarvis
	Name:	David Pendarvis
	Title:	Chief administrative officer, global general counsel and secretary